UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                         OptiCare Health Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68386P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
          [X]  Rule 13d-1(b)
          [_]  Rule 13d-1(c)
          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 68386P105
--------------------------------------------------------------------------------
1.     Names of Reporting Persons.  Palisade Capital Management, L.L.C.
       I.R.S. Identification Nos. Of Above Persons (entities only):  22-3330049
--------------------------------------------------------------------------------

2.     Check the Appropriate Box if a Member of a Group (See Instructions) N/A
       (a)______                  (b)_______
--------------------------------------------------------------------------------

3.     SEC Use Only
--------------------------------------------------------------------------------

4.     Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially      5.  Sole Voting Power            2,000,000
Owned by Each Reporting            ---------------------------------------------
Person With:                       6.  Shared Voting Power          N/A
                                   ---------------------------------------------
                                   7.  Sole Dispositive Power       2,000,000
                                   ---------------------------------------------
                                   8.  Shared Dispositive Power     N/A

--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting
       Person:  2,000,000
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A

--------------------------------------------------------------------------------

11.    Percent of Class Represented by Amount in Row (9): 15.5%

--------------------------------------------------------------------------------

12.    Type of Reporting Person (See Instructions):  IA

--------------------------------------------------------------------------------

Item 1.

(a)  Name Of Issuer:  OptiCare Health Systems, Inc.

--------------------------------------------------------------------------------

(b) Address of Issuer's Principal Executive Offices: 87 Grandview Avenue, Waterbury, CT 06708

--------------------------------------------------------------------------------

Item 2.

(a)  Name of Person Filing:  Palisade Capital Management, L.L.C.

--------------------------------------------------------------------------------
(b) Address of Principal Business Office or, if none, Residence: One Bridge Plaza, Suite 695, Fort Lee, NJ 07024

--------------------------------------------------------------------------------

(c)  Citizenship:  New Jersey
--------------------------------------------------------------------------------

(d)  Title of Class of Securities:  Common Stock
--------------------------------------------------------------------------------

(e)  CUSIP Number:  68386P105
--------------------------------------------------------------------------------

Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

          (a)  |_| Broker or dealer  registered  under Section 15 of the Act (15
                      U.S.C. 78o);

          (b)  |_| Bank as  defined  in  Section  3(a)(6)  of the Act (15 U.S.C.
                      78c);

          (c)  |_| Insurance  company as defined in Section  3(a)(19) of the Act
                      (15 U.S.C. 78c);

          (d)  |_| Investment   company  registered  under  Section  8  of   the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e)  |X|  An  investment   adviser  in  accordance  with   ss.240.13d-
                      1(b)(1)(ii)(E);

          (f)  |_| An employee  benefit  plan or  endowment  fund in  accordance with ss.240.13d- 1(b)(1)(ii)(F);

          (g)  |_| A parent  holding  company  or control  person in  accordance with ss.240.13d- 1(b)(1)(ii)(G);

          (h)  |_| A savings  associations  as defined  in  Section  3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i)  |_| A church  plan that is  excluded  from the  definition  of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

     (a)  Amount beneficially owned: 2,000,000

     (b)  Percent of Class: 15.5%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote 2,000,000

          (ii) Shared power to vote or to direct the vote N/A

          (iii) Sole power to dispose or to direct the disposition of 2,000,000

          (iv) Shared power to dispose or to direct the disposition of N/A


Item 5.  Ownership of Five Percent or Less of a Class.

          N/A


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          N/A

Item 8. Identification and Classification of Members of the Group.

          N/A

Item 9. Notice of Dissolution of Group.

          N/A

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    2/18/00
                                    -----------------------
                                    (Date)

                                    /s/ Steven E. Berman
                                    -----------------------
                                    (Signature)


                                    Steven E. Berman/Member
                                    -----------------------
                                    (Name/Title)

Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)